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EXHIBIT 99.1


                  MEMBERWORKS NATIONAL BEST MARKETING PRACTICES

MemberWorks Incorporated constantly strives to provide our members with the best possible membership value and experience. Our continued commitment to the highest marketing and service standards include the following best practices for MemberWorks' marketing nationwide.

1. Full Disclosure of Membership Benefit Terms. MemberWorks, in each of its marketing channels, will clearly explain the benefit terms of the membership program to consumers, including:
     o   who is making the offer
     o   all material benefit limitations
     o the methods used to obtain the benefits (e.g., coupon, certificate or in-store purchase)
     o   any other specific benefit disclosures required by applicable laws
     o all of the above disclosures will be repeated in both the initial and renewal membership materials sent to consumers in advance of any initial and renewal membership charge

2. Full Disclosure of Payment and Cancellation/Refund Terms. MemberWorks, in each of its marketing channels, will clearly explain the membership fee cancellation and refund terms of the membership program to consumers, including:
     o the amount of the initial membership charge and how and when it will be charged (e.g. charged to a specified credit card at the end of a trial period)
     o where applicable, that a consumer need not provide MemberWorks his or her billing information in order to be charged a membership fee
     o in the case of trial membership offers, the duration of the trial period and that, if the consumer does not cancel within the trial period, he or she will automatically be charged the specific amount of the membership fee
     o in the case of memberships that automatically renew after a specified period (e.g., annually), that, if the member does not cancel within the existing membership term, his or her membership will be automatically renewed each new period and he or she will be automatically charged a renewal membership fee (to the same billing source (i.e., credit card) charged for the prior membership period)
     o how the consumer may cancel (during each of the trial, initial and renewal periods) by calling a specified toll-free number and/or other convenient and readily accessible methods
     o   the applicable membership fee refund policy
     o any other specific payment and cancellation/refund disclosures required by applicable laws
     o all of the above disclosures will be repeated in both the initial and renewal membership materials sent to consumers in advance of any initial and renewal membership charge

3. Verification of Membership Acceptance. MemberWorks, in each of its marketing channels, will obtain and verify consumers' unambiguous and express consent to a membership charge, including:
     o where a consumer receives a telephone solicitation offering a membership program, MemberWorks will verify the consumer's acceptance of the offer by creating, with the consumer's permission, a recording of that portion of the call where the consumer provides his or her unambiguous express affirmative consent to the payment, cancellation, and refund terms described in section 2
     o where non-telemarketing channels are employed, verification of the consumer's acceptance will be obtained in the best available manner for those channels
     o other or additional specific verification procedures will be employed where required by applicable law
     o in all marketing channels, the disclosures contained in the initial and renewal membership materials serve as an additional method of verifying consumer acceptance to the initial and renewal membership and the associated membership charge.

4. "NO QUESTIONS ASKED" Full Refund Policy for Unauthorized Charge Complaints. MemberWorks will provide a full and prompt credit or refund to any consumer who is charged a membership fee, but claims that he or she did not authorize that charge.